Exhibit 99.1

Carol L. Roberts and Benno Dorer Elected to VF Corporation’s Board of Directors

GREENSBORO, N.C.--(BUSINESS WIRE)--February 14, 2017--The Board of Directors of VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, has elected Carol L. Roberts and Benno Dorer as directors, effective Feb. 14, 2017.

“We are pleased to welcome Carol and Benno to VF’s Board of Directors,” said Eric Wiseman, VF’s Executive Chairman of the Board. “Carol possesses a unique and powerful mix of experience across finance, human resources, manufacturing and general management. And, Benno has extraordinary experience in leading and growing well-known, global consumer brands.”

Ms. Roberts will serve on the Finance and Audit Committees and Mr. Dorer will serve on the Audit, and Nominating and Governance Committees of VF’s Board of Directors.

Ms. Roberts, 57, currently serves as Senior Vice President and Chief Financial Officer of International Paper. She will retire from that position at the end of March. During her 36 years with International Paper, she has held a number of leadership positions with increasing responsibility. She was named Chief Financial Officer in November 2011. Ms. Roberts graduated from Yale University in 1981 with a bachelor's degree in mechanical engineering. She serves on the Board of Directors of Alcoa Corporation and on the Yale University Presidents Advisory Council.

Mr. Dorer, 52, has been Chief Executive Officer of The Clorox Company since November 2014 and was also named Chairman of the Board in August 2016. After joining Clorox in 2005, Mr. Dorer progressed through roles of increasing scope and responsibility. Previously, Mr. Dorer spent 14 years at Procter & Gamble, working in various marketing roles across a range of categories and countries. Mr. Dorer holds a degree in economics from the University of Freiburg in Germany and a graduate degree in business administration (Diplom-Kaufmann) from Saarland University, also in Germany.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s diversified portfolio of powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

CONTACT:
VF Corporation
Vanessa McCutchen, +1-336-424-7776
Director, Public Relations